Exhibit 8.1

FIVE PALO ALTO SQUARE, 6TH FLOOR | 3000 EL CAMINO REAL | PALO ALTO | CA | 94306-2155 WWW.SHEARMAN.COM | T +1.650.838.3600 | F +1.650.838.3699

October 17, 2014

Zebra Holdco, Inc.

c/o Zillow, Inc.

1301 Second Avenue

Floor 31

Seattle, WA 98101

Attention: General Counsel

Ladies and Gentlemen:

We are acting as counsel for Zillow, Inc., a Washington corporation (“Zillow”), in connection with the transactions contemplated by the Agreement and Plan of Merger (the “Agreement”), dated as of July 28, 2014, by and among Zebra Holdco, Zillow, Trulia, Inc., a Delaware corporation (“Trulia”), Zillow Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Zebra Holdco (“Zillow Merger Sub”), Trulia Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Zebra Holdco (“Trulia Merger Sub”), and, and in connection with the filing with the Securities and Exchange Commission (the “Commission”) of the registration statement on Form S-4 (the “Registration Statement”). Pursuant to the Agreement, Zillow Merger Sub will merge with and into Zillow (the “Zillow Merger”), and Trulia Merger Sub will merge with and into Trulia (the “Trulia Merger”). We refer to these transactions together as the “mergers”. Capitalized terms used but not defined herein shall have the same meanings as ascribed to such terms in the Agreement.

In rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement; (ii) the Registration Statement; and (iii) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. Our opinion is conditioned upon the initial and continuing accuracy of the facts, information and analyses set forth in such documents, certificates and records. We have assumed that the Mergers will be consummated in accordance with the Merger Agreement. We have further assumed that the Merger Agreement will not be modified, and no term of the Merger Agreement will be waived, between the date hereof and the Closing Date in a manner that would adversely affect the opinion set forth herein.

In rendering our opinion, we also have relied upon statements and representations of officers of the Company, Zebra Holdco, and Trulia, and we have assumed that such statements and representations are and will continue to be true, correct and complete without regard to any qualification as to knowledge or belief.

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October 17, 2014

Based upon and subject to the foregoing, and based upon the Internal Revenue Code of 1986, as amended (the “Code”), the final, temporary and proposed Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as of the date hereof, it is our opinion that:

1.	Each of the Zillow Merger and the Trulia Merger will be treated as a “reorganization” within the meaning of section 368(a) of the Code.

2.	Zebra Holdco, Trulia, and Trulia Merger Sub will each be a “party” to the reorganization within the meaning of section 368(b) of the Code with respect to the Trulia Merger.

3.	Zebra Holdco, Zillow, and Zillow Merger Sub will each be a “party” to the reorganization within the meaning of section 368(b) of the Code with respect to the Zillow Merger.

4.	The exchanges of Zillow and Trulia common stock for Zebra Holdco common stock in the Zillow Merger and the Trulia Merger will be treated as exchanges described in section 351 of the Code.

Subject to the limitations set forth therein, the discussion contained in the Registration Statement under the caption “The Mergers — Material U.S. Federal Income Tax Consequences”, constitutes our opinion as to the material U.S. federal income tax consequences of the mergers to the U.S. holders (as such term is defined in “The Mergers — Material U.S. Federal Income Tax Consequences”) under currently applicable law.

This opinion letter speaks only as of the date hereof. Our opinion is based on current U.S. federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in U.S. federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. Further, legal opinions are not binding upon the Internal Revenue Service and there can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement and to the references to us in the Registration Statement under “The Mergers — Material U.S. Federal Income Tax Consequences”. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP